Exhibit 2.1

ReTo Eco-Solutions, Inc.
CERT NUMBER CERT._______	INCORPORATED UNDER THE LAWS OF THE BRITISH VIRGIN ISLANDS $1.0 PAR VALUE CLASS A SHARES	SHARES ******__________****** CUSIP G75271307 CLASS A SHARES

THIS CERTIFIES THAT * SPECIMEN *

Is The Owner of * ___________ AND _____/100 *

FULLY PAID AND NON-ASSESSABLE SHARES OF CLASS A SHARES OF

ReTo Eco-Solutions, Inc.

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated:	_____________

COUNTERSIGNED AND REGISTERED: VSTOCK TRANSFER, LLC Transfer Agent and Registrar
By:		Chief Executive Officer
AUTHORIZED SIGNATURE